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EXHIBIT 99.1

SNODGRASS
Certified Public Accountants and Consultants




                    INDEPENDENT ACCOUNTANT'S REPORT
                    -------------------------------


We have reviewed the accompanying consolidated balance sheets of First West Virginia Bancorp, Inc. and subsidiaries as of March 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the three-month periods then ended. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical and procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet as of December 31, 2001, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the year then ended
(not presented herein); and in our report dated January 25, 2002, we expressed an unqualified opinion on those consolidated financial statements.

/s/ S.R. Snodgrass A.C.



Wheeling, West Virginia
May 10, 2002






S.R. Snodgrass, A.C.
980 National Road Wheeling, WV 26003-6400 Phone: 304-233-5030
Facsimile: 304-233-3062